FOR IMMEDIATE RELEASE	Investor Relations Contact:
October 27, 2005	Paul S. Lalljie
(571) 434-5548
paul.lalljie@NeuStar.biz

Media Contact:
Sue Cushing
(571) 434-5150
sue.cushing@NeuStar.biz
NeuStar, Inc. Reports Results for the Third Quarter
Projects Revenue Growth for 2005 to Exceed 40 Percent
     STERLING, VA, October 27, 2005— In its second quarter as a publicly traded company, NeuStar, Inc., (NYSE: NSR), a provider of essential clearinghouse services to the communications industry, today announced results for its third quarter ended September 30, 2005 and raised its guidance for full year 2005 financial performance.
Summary of Third Quarter Results
Revenue for the third quarter of 2005, net of $5.0 million in contractual, volume-based customer credits, totaled $59.0 million, as compared to $45.2 million reported in the third quarter of 2004; there were no volume credits in the third quarter of 2004.
Net income attributable to common stockholders for the third quarter of 2005 totaled $13.1 million, or $0.17 per diluted share, compared to $6.4 million, or $0.11 per diluted share, reported in the third quarter of 2004. Diluted per-share calculations are based on diluted weighted average common shares outstanding of 77.5 million for the third quarter of 2005 compared to 83.8 million in the comparable period last year.
Increase in Guidance for Full Year 2005 Revenue and Net Income
     As a result of the company’s strong third quarter performance, it is increasing its prior guidance for full year 2005 financial performance. The Company now projects:
•	Full-year 2005 revenue to range between $237 million to $239 million, representing growth in excess of 40% over 2004. Revenue guidance provided on August 2 was $225 million to $235 million.

•	Net income for 2005 to range between $52 million and $53 million, or $0.67 to $0.69 per diluted share. Per-share calculations are based on an estimated 77.5 million diluted weighted average shares outstanding. Net income guidance provided on August 2 was $49 million to $52 million.
     Projected results for the full year include the effect of an additional $2.5 million in annual volume credits expected to be earned in the fourth quarter of 2005, resulting in $7.5 million of credits for the full year. Annual volume credits are earned on all transactions in excess of the pre-determined 100 million transaction cumulative annual volume threshold under NeuStar’s contracts to provide telephone number portability services in the United States. Based on the strong growth in transaction volume in 2005, the company reached the 100 million transaction threshold in August; in 2004, the 100 million transaction threshold was reached in November.
Discussion of Third Quarter Results
NeuStar’s year-over-year quarterly revenue growth of 30% was driven primarily by increases in transactions on contracts to provide telephone number portability services:
•	Addressing revenue increased 35% to $19.2 million, as a result of continued growth in the number of wireless subscribers, new communications services, such as Internet telephony, and the increase in wireless data services offered by NeuStar’s customers. In addition, the continued expansion of carrier networks contributed to the demand for addressing services.
•	Interoperability revenue increased 31% to $12.2 million due predominantly to increased competition for existing subscribers among traditional wireline, VoIP and wireless service providers as well as consolidation of service providers, requiring the integration of disparate systems and networks. Also contributing to this growth was revenue from the company’s order management clearinghouse services. Demand for the company’s clearinghouse services continues to increase as new technologies and applications drive interoperability in the industry.
•	Infrastructure and other revenue increased 27% to $27.5 million primarily due to increased demand for the company’s network management services in support of activities such as service disconnects, changes to the features and functions provided by service providers, as well as the vendors that supply those features and functions and the implementation of new technologies.
Total operating expense for the third quarter of 2005 rose 22% to $37.3 million from $30.4 million in the comparable quarter of 2004, primarily due to higher costs related to support ongoing revenue growth and business expansion initiatives, as well as expenses related to operations as a public company. Total headcount at September 30, 2005 increased to 491 from 394 at September 30, 2004.
At September 30, 2005, the company had $84.3 million in cash, cash equivalents and short-term investments, an increase of $3.1 million compared to June 30, 2005. This increase resulted principally from cash provided by operating activities.
Management Commentary
“Our results demonstrate the essential role NeuStar plays at the hub of the communications industry,” said Jeff Ganek, NeuStar’s Chairman and Chief Executive Officer. Ganek continued, “Communications service providers continue to look to NeuStar as their trusted partner. They are using increasing volumes of our service to manage change, especially in Internet telephony and in wireless.”
Jeff Babka, NeuStar’s Chief Financial Officer, added “Growing our number portability transaction levels for the 14th consecutive quarter and increasing our bottom line over the second quarter of this year, while returning $5 million in volume credits back to customers is significant, and continues to demonstrate how changes in the communications industry benefit both NeuStar and our customers. On the strength of our third quarter performance and visibility as to future revenue, we are increasing our guidance for revenue and earnings for 2005, and re-affirming our previous projection of 25% revenue growth for 2006.”
Conference Call
As announced on October 13, 2005, NeuStar, Inc. will conduct an investor conference call to discuss the company’s results today at 8:00 a.m. (Eastern). Investors may access the conference call over the Internet via the Investor Relations tab of the company’s Website (www.NeuStar.biz), or via telephone by dialing (866) 425-6193 (international callers dial (973) 935-2981). Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available through Midnight (Eastern) Friday, November 4, by dialing (877) 519-4471 (international callers dial (973) 341-3080) and entering replay PIN 6517109, or by going to the Investor Relations tab of the company’s website (www.NeuStar.biz).
NeuStar, Inc. will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.

About NeuStar, Inc.
NeuStar (NYSE: NSR) is a provider of essential clearinghouse services to the North American communications industry and Internet service providers around the world. Visit NeuStar online at www.NeuStar.biz.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about NeuStar, Inc.’s expectations, beliefs and business results in the future. We cannot assure you that our expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated. These potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as disruptions to our clearinghouse operations, modifications to our material contracts, increasing competition, market acceptance of our existing services, the ability of NeuStar, Inc. to successfully develop and market new services, the uncertainty of whether new services will achieve market acceptance or result in any revenue, and business, regulatory and statutory changes in the communications industry. More information about potential factors that could affect our business and financial results is included in NeuStar, Inc.’s filings with the Securities and Exchange Commission, including in NeuStar’s quarterly report on Form 10-Q, filed on August 15, 2005. All forward-looking statements are based on information available to NeuStar, Inc. on the date of this press release and NeuStar, Inc. undertakes no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2005	2004	2005
Revenue:
Addressing	$14,176	$19,190	$37,982	$57,765
Interoperability	9,314	12,242	25,403	38,819
Infrastructure and other	21,739	27,528	60,168	82,464

Total revenue	45,229	58,960	123,553	179,048

Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	12,874	17,124	35,410	46,154
Sales and marketing	6,050	7,186	15,032	21,775
Research and development	1,938	3,092	5,409	8,540
General and administrative	5,310	5,626	13,781	22,045
Depreciation and amortization	4,263	4,223	13,487	11,740
Restructuring charges (recoveries)	—	17	—	(389)

	30,435	37,268	83,119	109,865

Income from operations	14,794	21,692	40,434	69,183
Other (expense) income:
Interest expense	(527)	(503)	(1,873)	(1,715)
Interest income	380	559	1,100	1,756

Income before income taxes	14,647	21,748	39,661	69,224
Provision for (benefit from) income taxes	5,683	8,691	(1,504)	27,653

Net income	8,964	13,057	41,165	41,571
Dividends on and accretion of preferred stock	(2,578)	—	(7,568)	(4,313)

Net income attributable to common stockholders	$6,386	$13,057	$33,597	$37,258

Net income attributable to common stockholders per common share:
Basic	$1.10	$0.22	$6.05	$1.49

Diluted	$0.11	$0.17	$0.51	$0.54

Weighted average common shares outstanding:
Basic	5,804	60,351	5,550	25,016

Diluted	83,767	77,462	81,245	76,813

NEUSTAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	September 30,
	2004	2005
ASSETS		(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$63,929	$84,279
Restricted cash	4,835	1,365
Accounts receivable, net and unbilled receivables	30,151	31,620
Prepaid expenses and other current assets	9,607	10,449
Deferred tax asset	10,923	10,398

Total current assets	119,445	138,111

Restricted cash, long-term	835	—
Property and equipment, net	36,504	41,253
Goodwill and intangible assets, net	50,703	53,439
Other non-current assets	3,967	5,339

Total assets	$211,454	$238,142

LIABILITIES AND STOCKHOLERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable and accrued expenses	$35,458	$31,588
Income taxes payable	419	313
Customer credits	15,541	3,635
Deferred revenue	13,972	18,511
Notes payable and capital lease obligations	9,449	7,432
Accrued restructuring reserve	1,330	699

Total current liabilities	76,169	62,178

Deferred revenue, long-term	13,812	16,624
Notes payable and capital lease obligations, long-term	7,964	5,872
Accrued restructuring reserve, long-term	3,719	2,654
Deferred tax liability	1,194	1,405

Total liabilities	102,858	88,733

Commitments and contingencies	—	—

Series B Voting Convertible Preferred Stock	66	—
Series C Voting Convertible Preferred Stock	85,717	—
Series D Voting Convertible Preferred Stock	54,671	—

Total stockholders’ (deficit) equity	(31,858)	149,409

Total liabilities and stockholders’ (deficit) equity	$211,454	$238,142

# # #